UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 23, 2012
Date of Report (Date of earliest event reported)

CANYON COPPER CORP.
(Exact name of registrant as specified in its charter)

N/A
(Former name or former address if changed since last report)

NEVADA	000-33189	88-0454792
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 408 - 1199 West Pender Street
Vancouver, BC, Canada	V6E 2R1
(Address of principal executive offices)	(Zip Code)

(604) 331-9326
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS AND CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Resignation of a Director

On November 23, 2012, Bryan Wilson resigned as a Director of Canyon Copper Corp. (the “Company”), for personal reasons. There were no disagreements between Mr. Wilson and the Company regarding any matter relating to the Company’s operations, policies or practices.

Appointment of a Director

On November 28, 2012, the Company has appointed John R. Kerr, P. Eng. Geologist, as a director to fill the vacancy created by Mr. Wilson’s resignation. Mr. Kerr is currently a member of our advisory board.

Mr. Kerr graduated from the University of British Columbia in 1964 with a Bachelor of Applied Science (B.A.Sc) degree in Geological Engineering. He has participated in the mining industry continuously since graduation as an exploration geologist. His expertise is epithermal and sedex-hosted precious metal deposits in the southwest United States, strata controlled gold deposits and porphyry copper/gold/molybdenum deposits of the western Cordillera and VMS deposits in all areas of North America. Successful ventures include recognition and discovery of the Santa Fe gold mine, identification of the Calvada gold mine located on the northern boundary of the New Canyon property, and discovery of the Mindora gold/silver deposit, all located in Nevada. He is also credited with early identification of two VMS deposits at the Rambler Mine in Newfoundland and recognition of the Frasergold strata controlled gold deposit in British Columbia. Mr. Kerr has served as a director of numerous public companies and is currently a Director of Quaterra Resources (NYSE Amex: QMM, TSX.V: QTA) and Bravada Gold Corp (TSX-V:BVA).

During the early exploration of the Santa Fe and Calvada deposits (1973-1979), Mr Kerr familiarized himself with exploration endeavours on the Longshot Ridge copper skarn and the Copper Queen porphyry copper deposits on the New York Canyon property. His knowledge of these deposits will provide invaluable input to ongoing development.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON COPPER CORP.

Date: November 29, 2012

By:	/s/ Kurt Bordian
Kurt Bordian
Chief Financial Officer